AMENDED AND RESTATED BYLAWS OF H2O AMERICA
Effective as of May 14, 2025 ARTICLE I STOCKHOLDERS’ MEETING.
1.Place of Meeting. Meetings of the stockholders shall be held at the registered office of the Corporation in Delaware, or at such other place within or without the State of Delaware as may be designated by the Board of Directors or the stockholders. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
2.Annual Meeting. The annual meeting of the stockholders shall be held on such date and at such time and place, if any, as the Board of Directors may designate. The date, time, and place (or means of remote communication) of the annual meeting shall be stated in the notice of such meeting delivered to or mailed to stockholders. At such annual meeting, the stockholders shall elect directors, in accordance with the requirements of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and transact such other business as may properly be brought before the meeting.
3.Quorum. The holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall be requisite for and shall constitute a quorum of all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present or represented at any meeting of the stockholders, the meeting may be adjourned from time to time by the vote of holders of stock representing a majority of the voting power of all shares present or represented at the meeting or by the chair of the meeting, in the manner provided in Section 4 of Article I, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of any stockholders or their proxies.
4.Adjournments; Postponement. In the absence of a quorum, holders of stock representing a majority of the voting power of all shares present in person or represented by proxy at the meeting, or the chair of the meeting, may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place or by means of remote communication, and notice need not be given of any such adjourned meeting if the time and place or means of remote communication thereof are announced at the meeting at which the adjournment is taken. Furthermore, after the meeting has been duly organized, the chair of the meeting may adjourn any meeting of stockholders, annual or special, from time to time for any reason, to reconvene at the same or some other place or by means of remote communication, and notice need not be given of any such adjourned meeting if the time and place or means of remote communication thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. Notwithstanding the foregoing, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Any previously scheduled annual or special meeting of the stockholders may be postponed, and any previously scheduled annual or special meeting of the stockholders called by the Board of Directors may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders. In no event shall any adjournment or postponement of a stockholders meeting (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder notice pursuant to Section 10 or Section 13 of Article I.
5.Voting; Proxies.
(a)At each meeting of the stockholders of the Corporation, every stockholder having the right to vote may authorize another person to act for him or her by proxy. Such authorization must be in writing and executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission or other reliable reproduction of a writing or transmission authorized by this Section 5 of Article I may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy authorized hereby shall be voted or acted upon more than three (3) years from its date, unless the proxy provides for a longer period. No ballot, proxies, or votes, nor any revocations thereof or changes thereto shall be accepted after the time set for the closing of the polls pursuant to Section 14 of Article I unless the Delaware Court of Chancery upon application of a stockholder shall determine otherwise. Each proxy shall be delivered to the inspectors of election prior to or at the meeting. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing a subsequent duly executed proxy with the Secretary of the Corporation (the “Secretary”). The vote for directors shall be by ballot.
(b)At any meeting of stockholders for the election of one or more directors at which a quorum is present, each director shall be elected by the vote of a majority of the votes cast with respect to the director, provided that the directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election at any meeting at which a quorum is present for which (i) the Corporation receives a notice pursuant to these Bylaws that a stockholder intends to nominate a director or directors at any such meeting and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth

(10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders (any such meeting, a “contested election”). If an incumbent director then serving on the Board of Directors does not receive the required majority in an uncontested election, the director shall promptly tender his or her resignation to the Board of Directors and such resignation shall become effective upon the Board of Director’s acceptance. Within ninety
(90) days after the date of the meeting of stockholders, (i) the Nominating & Governance Committee or other committee that may be designated by the Board of Directors will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken, and (ii) the Board of Directors will act on the tendered resignation, taking into account such committee’s recommendation. The director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, the Board of Director shall publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 5(b) of Article I, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 3 of Article II or may decrease the size of the Board of Directors pursuant to the provisions of Section 1 of Article II. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.
(c)Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any nomination or other proposal must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
6.Notice. Written notice of an annual or special meeting shall be given to each stockholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days prior to the meeting. The notice shall specify the place, if any, date and time of the meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage pre-paid, directed to the stockholder at his or her address as it appears on the records of the Corporation. Notice given by electronic transmission shall only be valid if it complies with Section 232 of the DGCL.
7.Waiver of Notice. Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

8.Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation present or represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation present or represented at the meeting and such inspectors’ count of all votes and ballots. Such certification shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. If there are three
(3) inspectors, the decision, act, or certificate of a majority is effective in all respects as the decision, act, or certificate of all.
9.List of Stockholders Entitled to Vote. At least ten (10) days before every meeting of the stockholders a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, with the post office address of each, and the number of shares held by each, shall be prepared by the Secretary. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, for a period of ten (10) days ending on the date before the meeting date, during ordinary business hours at the Corporation’s principal executive offices or on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The original or duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at such meeting.
10.Special Meetings.
(a)Special meetings of the stockholders may be called at any time (i) by the Chair of the Board, (ii) by the President, (iii) by the Board of Directors, or (iv) by the Secretary upon receipt of a written request in proper written form (a “Special Meeting Request”) from stockholders (the “Requesting Stockholders”) holding not less than twenty percent (20%) of the voting power of the Corporation on the record date established pursuant to Section 12 of Article I (the “Requisite Percentage”); provided that a special meeting requested by the Requite Holders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if such Requisite Stockholders and their Special Meeting Request comply with the applicable provisions of these Bylaws (including this Section 10 of Article I), the Certificate of Incorporation and

applicable law. The person or persons calling any such meeting shall concurrently specify the purpose of such meeting and the business proposed to be transacted at such meeting. A Stockholder Requested Special Meeting shall be held at such date, time and place, within or without the State of Delaware, or by such means of remote communication, in each case, as may be designated by the Board of Directors; provided, however, that the date of any such Stockholder Requested Special Meeting shall be not more than ninety (90) days after a valid Special Meeting Request is received by the Secretary. Notwithstanding the foregoing, a Stockholder Requested Special Meeting shall not be held if: (1) the stated business to be brought before the Stockholder Requested Special Meeting is not a proper subject for stockholder action under applicable law, (2) the Board of Directors has called or calls for a meeting of stockholders to be held within ninety (90) days after the Secretary receives the Special Meeting Request and the Board of Directors determines in good faith that the business of such meeting includes an identical or substantially similar item of business to the business specified in the Special Meeting Request (a “Similar Item”), (3) the Special Meeting Request is received during the period commencing ninety (90) days prior to the first anniversary of the date of the preceding annual meeting of the stockholders and ending on the date of the next annual meeting of stockholders,
(4) the Special Meeting Request relates to the election or removal of directors and a Similar Item involving the election or removal of directors, a change in the size of the Board of Directors or the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors was presented at any meeting of stockholders held within twelve
(12) months prior to the date the Special Meeting Request is received, or (5) the Special Meeting Request relates to a matter other than the election or removal of directors, and a Similar Item was presented at any meeting of stockholders held within twelve (12) months prior to the date the Special Meeting Request is received.
(b)For a Special Meeting Request to be in proper form the Special Meeting Request must be in writing, sent by registered mail and received by the Secretary, and include, as applicable:
(i)in the case of any Requesting Stockholder that is a stockholder of record, the name and address of such Requesting Stockholder as they appear in the Corporation’s books, and, in the case of any Requesting Stockholder that is a beneficial owner, the name and the valid and current address of such Requesting Stockholder;
(ii)a description of the business desired to be brought before the Stockholder Requested Special Meeting (including the text of any proposal to be presented and, in the event such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the meeting (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission) (collectively, “Proposal Information”);
(iii)documentary evidence that such Requesting Stockholders hold not less than the Requisite Percentage as of the date of such Special Meeting Request; provided that, if any Requesting Stockholder is not the record holder of any shares representing the Requisite Percentage, then, to be valid, such Special Meeting Request must also include documentary evidence of such Requesting Stockholder’s authority to execute the Special Meeting Request on behalf of one or more record holder(s) of such shares;
(iv)the information required by Section 13(a) of Article I as to each Requesting Stockholder and any Stockholder Associated Person (as defined in clause (h)(i) of this Section 10 of Article I);
(v)an agreement signed by each Requesting Stockholder to own the Requisite Percentage at all times between the date of the Secretary’s receipt of the Special Meeting Request, on the one hand, and the date of the Stockholder Requested Special Meeting, on the other hand, to notify the Corporation immediately in the case of any reduction in the shares of capital stock of the Corporation owned by such Requesting Stockholder prior to the date of the Stockholder Requested Special Meeting, and an acknowledgement that the Special Meeting Request shall be deemed to be revoked (and any special meeting scheduled in response thereto may be canceled) if the capital stock of the Corporation owned by such Requesting Stockholder(s) does not represent ownership of at least the Requisite Percentage at all times between the date of the Secretary’s receipt of the Special Meeting Request and the date of the Stockholder Requested Special Meeting.
(c)The Requesting Stockholders shall further update and supplement the Special Meeting Request delivered and information previously provided to the Corporation pursuant to this Section 10 of Article I, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall continue to be true and correct as of (x) the record date for determining the stockholders entitled to notice of the Stockholder Requested Special Meeting and (y) the date that is ten (10) business days prior to the Stockholder Requested Special Meeting (or any adjournment or postponement thereof), and such update and supplement must be received by the Secretary not later than five (5) business days after the record date for such Stockholder Requested Special Meeting (in the case of an update required to be made as of the record date) and not later than eight (8) business days prior to the date of such Stockholder Requested Special Meeting (in the case of an update required to be made as of the date that is ten
(10) business days prior to such Stockholder Requested Special Meeting or any adjournment or postponement thereof).
(d)The obligation of a Requesting Stockholder to provide information or an update pursuant to this Section 10 of Article I shall not limit the Corporation’s rights with respect to any deficiencies in any Special Meeting Request or information provided by such person or enable or be deemed to permit such person to amend or update any proposal or to submit any new proposal, including by substituting or adding proposals.
(e)Any Requesting Stockholder may revoke his, her or its Special Meeting Request at any time by revocation received by the Secretary at the principal executive offices of the Corporation. If, following such revocation (including any revocation resulting from a reduction in the shares of capital stock of the Corporation owned by a Requesting Stockholder), there are outstanding unrevoked Special Meeting Requests from stockholders holding in the aggregate less than the Requisite Percentage, the Board of Directors may, in its discretion, cancel the Stockholder Requested Special Meeting.

(f)Within ten (10) business days after receiving a Special Meeting Request, the Board of Directors shall determine whether such Requesting Stockholders have satisfied the requirements for calling a special meeting of the stockholders pursuant to these Bylaws and notify the Requesting Stockholders of its finding. Nothing contained in this Section 10(f) of Article I shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
(g)At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the special meeting. For business to be properly brought before a special meeting, it must be (1) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the special meeting by or at the direction of the Board of Directors, or (3) otherwise properly requested to be brought before a special meeting requested by Requesting Stockholders in a valid Special Meeting Request in accordance with these Bylaws; provided, however, notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at any Stockholder Requested Special Meeting. Notwithstanding anything to the contrary contained herein, stockholders may not nominate persons for election to the Board of Directors at any special meeting of stockholders unless such meeting has been called by the Board of Directors for the purpose of electing directors.
(h)Notwithstanding the foregoing provisions of this Section 10 of Article I, unless otherwise required by law, if the Requesting Stockholder (or a qualified representative of the Requesting Stockholder) does not appear at the special meeting of stockholders to present the proposed business set forth in the Special Meeting Request, such proposed business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation (which proxies shall also be disregarded).
(i)For purposes of these Bylaws:
(A)a “Stockholder Associated Person” of any stockholder submitting a Special Meeting Request or providing a notice pursuant to this Section 10 or Section 13 of Article I, respectively, shall mean (i) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the request, proposal or nomination, as the case may be, is being made, (ii) any Affiliate of such stockholder (within the meaning of Rule 12b-2 under the Securities and Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, in each case, as may be amended from time to time, the “Exchange Act”) for purposes of these Bylaws) of such stockholder or beneficial owner, and (iii) any person controlling, controlled by or under common control with any person referred to in the preceding clauses
(i) and (ii); and
(B)to be considered a “qualified representative” of a stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
11.Organization. The Chair of the Board, or in the absence of the Chair, the President, or in their absence, the Vice Chair, or if no such officer is present, a director designated by the Board of Directors, shall call meetings of the stockholders to order and shall act as chair of the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting of the stockholders, but in the absence of the Secretary and Assistant Secretary at a meeting of the stockholders the chair of the meeting may appoint any person to act as secretary of the meeting.
12.Fixing Date for Determination of Stockholders of Record.
(a)In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (ii) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed pursuant to above: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the attention of the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
13.Advance Notice of Stockholder Business and Nominations.
(a)Annual Meetings of Stockholders.
(i)Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, or (C) if properly brought before the meeting by any stockholder of the Corporation who is a stockholder of record of the Corporation both at the time the notice provided for in this Section 13(a) of Article I is received by the Secretary and at the time of the meeting, who is entitled to vote at the meeting, and who timely complies with the notice procedures set forth in this Section 13(a) of Article I and all other applicable requirements set forth in these Bylaws, the Certificate of Incorporation and applicable law. For the avoidance of doubt, except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act, and included in the notice of meeting given by or at the direction of the Board of Directors, clause (C) above shall be the exclusive means for a stockholder to bring director nominations or other business before an annual meeting of stockholders. Any matter proposed to be brought by a stockholder must also constitute a proper matter for stockholder action.
(ii)For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (C) of Section 13(a)(i) of Article I, the stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). Notwithstanding the foregoing, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder notice required by this Section 13(a) of Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, a stockholder’s notice to the Secretary (whether pursuant to this Section 13(a) or Section 13(b) of Article I) must set forth:
(A)the name and address, as they appear on the Corporation’s books, of the stockholder providing the notice and any Stockholder Associated Person;
(B)(1) the class and number of shares of the Corporation’s stock which are, directly or indirectly, held of record or are beneficially owned (as determined by Rule 13(d) of the Exchange Act) by such stockholder or any Stockholder Associated Person on the date of such stockholder’s notice, (2) the dates such shares were acquired, (3) the investment intent of such acquisitions and
(4) evidence of such beneficial or record ownership;
(C)a complete and accurate description of any derivative positions with respect to shares of capital stock of the Corporation held of record or beneficially owned by or on behalf of such stockholder or any Stockholder Associated Person;
(D)whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation;
(E)a complete and accurate description of any agreement, arrangement or understanding pursuant to which such stockholder or any Stockholder Associated Person has received any financial assistance, funding, or other consideration from any other person with respect to the investment by such stockholder or any Stockholder Associated Person in the Corporation;
(F)a complete and accurate description of any performance- related fees (other than an asset-based fee) to which such stockholder or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of any shares of the Corporation or any derivative positions with respect to shares of capital stock of the Corporation;

(G)any material interest of such stockholder or any Stockholder Associated Person in the proposed nomination or other business to be brought at the meeting;
(H)a reasonably detailed description of all agreements, arrangements and understandings (x) between or among the stockholder and any Stockholder Associated Person or (y) between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposed nomination or other business by such stockholder, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or any Stockholder Associated Person or other person or entity);
(I)a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business;
(J)to the extent known by such stockholder, the names and addresses of any other beneficial or record owners of stock of the Corporation known to be supporting such nomination or other business;
(K)a representation whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect each proposed nominee, (2) otherwise to solicit proxies from stockholders in support of such proposed nomination or other business, and/or (iii) to solicit the holders of the Corporation’s shares in accordance with Rule 14a-19 under the Exchange Act;
(L)as to each proposal of business (other than the nomination of persons for election to the Board of Directors) such stockholder proposes to bring before the meeting, the Proposal Information; and
(M)as to each person whom such stockholder proposes to nominate for election as a director at the meeting:
(1)the stockholder’s intent to nominate such person for election as a director of the Corporation, the name of each such nominee proposed by the stockholder giving the notice, and the reason for making such nomination at the annual meeting;
(2)such nominee’s name, age, business address and residence address;

(3)a description of all arrangements or understandings between or among any of the stockholder, any Stockholder Associated Person, such nominee, and any other person or persons (naming such person or persons) in connection with such nominee’s nomination or service or action as a director;
(4)all of the information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder providing the notice or any Stockholder Associated Person were the “registrant” for purposes of such rule and such nominee was a director or executive officer of such registrant;
(5)all of the information with respect to such nominee as would be required to be set forth in the stockholder notice pursuant to this Section 13(a)(ii) of Article I if such nominee were the noticing stockholder;
(6)such nominee’s principal occupation(s) during the past five (5) years;
(7)such nominee’s previous and/or current memberships on all public company boards of directors;
(8)details of any positions where such nominee has served as an officer or director of any entity that is in the same industry as the Corporation within the three (3) years preceding the submission of the stockholder’s notice;
(9)any bankruptcy filings of such nominee or any affiliate of such nominee;
(10)any criminal convictions of such nominee or any affiliate of such nominee;
(11)any civil action(s) by the Securities and Exchange Commission or other regulatory agency against such nominee whereby such nominee was found to have violated any federal or state securities law;
(12)a completed directors’ and officers’ questionnaire with respect to such nominee in the form required by the Corporation (which form the stockholder giving the notice shall request in writing from the Secretary and which the Secretary shall provide to the stockholder within ten (10) days of receiving such request) and signed by such nominee;
(13)the signed consent of such nominee to being named in the proxy statement, associated proxy card and other proxy materials as a nominee and to serving as a director if elected or re-elected, as the case may be;
(14)a written representation and agreement in a form reasonably satisfactory to the Board of Directors and signed by such nominee that such nominee:
(a)will comply with the Corporation’s processes for evaluating any person being considered for nomination or re-nomination to the Board of Directors, including an agreement to meet with the Nominating & Governance Committee, if requested, to discuss matters relating to the nomination of such nominee, including the information provided by such nominee to the Corporation in connection with his or her nomination and such nominee’s eligibility to serve as a member of the Board of Directors;
(b)consents to the running of a background check in accordance with the Corporation’s policy for prospective directors and will provide any information requested by the Corporation that is necessary to run such background check;
(c)is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation; (ii) any agreement, arrangement or understanding with any person as to how such nominee would vote or act on any issue or question as a director of the Corporation (a “Voting Commitment”) that has not been disclosed to the Corporation; or (iii) any Voting Commitment that could reasonably be expected to limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law;
(d)if elected as a director of the Corporation, (i) will comply with applicable state and federal law (including applicable fiduciary duties under state law), the rules of any stock exchange on which any of the Corporation’s shares are traded, and all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the

Corporation’s directors; and (ii) would be in compliance with any such policies and guidelines that have been publicly disclosed;
(e)will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;
(f)will furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as an independent director of the Corporation, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and
(g)intends to serve as a director of the Corporation for the full term if elected; and
(15)such other information regarding such nominee as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors.
The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation.
(iii)A stockholder providing notice of any nomination or other business proposed to be brought before a meeting of stockholders shall further update and supplement such notice and the information previously provided to the Corporation pursuant to this Section 13(a) of Article I and under any questionnaire, representation or agreement, if necessary, so that the information provided or required to be provided shall continue to be true and correct as of (x) the record date for determining the stockholders entitled to receive notice of the meeting and (y) the date that is ten (10) business days prior to such meeting (or any adjournment or postponement thereof). Such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for such meeting (in the case of clause (x)) and not later than eight (8) business days prior to the date of such meeting (in the case of clause (y)). The obligation of a stockholder or any proposed nominee to provide information or an update pursuant to this Section 13(a) of Article I (including under any questionnaire, representation or agreement, as applicable) shall not limit the Corporation’s rights with respect to any deficiencies in any notice or information provided by such person, extend any applicable deadlines under this Section 13(a) of Article I or enable or be deemed to permit such person to amend or update any proposal or nomination or to submit any new proposal or nomination, including by substituting or adding proposals or nominees, as applicable. A stockholder may not, after the last day on which a notice would be timely under this Section 13(a) of Article I, cure in any way any defect preventing the submission of the proposal or nomination.
(iv)Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (I) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (II) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the
Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, even if the Corporation has received proxies or votes in respect of such nomination (which proxies and votes shall also be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, then such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting of stockholders, reasonable evidence that it has met the applicable requirements of Rule 14a-19 under the Exchange Act.
(v)For the avoidance of doubt, notwithstanding any notice of the annual meeting sent to stockholders on behalf of the Corporation, a stockholder must comply with Section 13(a) of Article I to conduct business at any annual meeting. If the stockholder’s proposed business is the same or relates to business brought by the Corporation and included in its annual meeting notice, the stockholder is nevertheless required to comply and give its own separate and timely written notice to the Secretary pursuant to this Section 13(a) of Article I.
(vi)Nothing contained in this Section 13 of Article I shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as provided in Section 10 of Article I. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any duly authorized committee thereof or (ii) provided that the Board of Directors or any duly authorized committee thereof has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 13(b) of Article I is received by the Secretary and at the time of the meeting, who is entitled to vote at the meeting and upon such election and who timely complies with the notice procedures set forth in this Section 13(b) of Article I and all other applicable requirements set forth in these Bylaws, the Certificate of Incorporation and applicable law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of

Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder provides written notice in the same form as required by clause (a) of this Section 13 of Article I and such notice is received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder notice as described above.
(c)Notwithstanding anything in these Bylaws to the contrary, no business proposed to be brought by a stockholder before an annual meeting shall be conducted and no person nominated by a stockholder shall be eligible to serve as a director of the Corporation unless such proposal or nomination, as applicable, is brought in accordance with the procedures set forth in this Section 13 of Article I. In addition, a nomination or proposal of other business proposed to be brought by a stockholder may not be brought before a meeting if such stockholder or any proposed nominee takes action contrary to the representations made in the stockholder notice applicable to such nomination or business or if the stockholder notice contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chair of the applicable meeting shall determine and declare at the meeting whether a stockholder nomination or proposal was made in accordance with the terms of this Section 13 of Article I. If the chair of the meeting determines that a stockholder nomination or proposal was not made in accordance with the terms of this Section 13 of Article I, he or she shall declare at the meeting that such nomination or proposal is defective and any such defective nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation (which proxies shall also be disregarded). Notwithstanding the foregoing provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and other applicable law with respect to the matters set forth in this Section 13 of Article I; for the avoidance of doubt, this Section 13 of Article I is intended as an additional requirement.
(d)Notwithstanding the foregoing provisions of this Section 13 of Article I, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business set forth in such stockholder’s notice given pursuant to this Section 13 of Article I, such proposed nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation (which proxies shall also be disregarded).
(e)For purposes of this Section 13, “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

14.Conduct of the Meeting.
(a)Order of Business. The chair of the meeting shall have the right to determine the order of business at the meeting.
(b)Meeting Protocol. To the maximum extent permitted by applicable law, the Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate, or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and take such action as, in the discretion of such chair, are deemed necessary, appropriate, or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (i) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) restricting admission to the time set for the commencement of the meeting; (iii) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chair of the meeting may determine; (iv) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chair of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chair of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder; (v) limiting the time allotted to questions or comments by participants;
(vi) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (vii) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the Board of Directors or the chair of the meeting; and (viii) complying with any state and local laws and regulations concerning safety and security.
15.Action without a Meeting.
(a)Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that directors may not be elected by written consent of the stockholders except by unanimous written consent of all shares entitled to vote for the election of directors.
(b)Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation.

(c)Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the DGCL.
ARTICLE II DIRECTORS.
1.Number; Election; Term. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. At the annual meeting or a special meeting at which directors are to be elected in accordance with the Corporation’s notice of meeting, directors shall be elected in accordance with the requirements of these Bylaws and the Certificate of Incorporation.
2.Place of Meetings; Records. The directors may hold their meetings and keep the books of the Corporation within or outside of the State of Delaware (including on any electronic database) as they may from time to time determine in accordance with applicable law. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or remote communication by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.Vacancies. If the office of any director becomes vacant for any reason or any new directorship is created by any increase in the authorized number of directors, such vacancy shall be filled in the manner set forth in the Certificate of Incorporation. Any director so chosen shall hold office until the next annual election and until his or her successor shall be elected and qualified.
4.Removal. Any and all of the directors may be removed from office at any time, with or without cause, if such removal is approved by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.
5.Resignation. Any director may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time the notice is delivered or at such later time or upon the happening of an event or events as is specified in such notice and, unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.

6.Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, if any, within or outside of the State of Delaware, or by such means of remote communication, as shall from time to time be determined by the Board of Directors.
7.Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board, a Vice Chair of the Board, the President or, on the written request of any two (2) directors, by the Secretary, by the mailing of notice pursuant to Section 8 of Article II.
8.Notice of Meetings. Except in the case of regular meetings, notice of which has been dispensed with, notice of meetings of the Board of Directors shall be provided at least two
(2) days in advance if provided by mail or twenty-four (24) hours in advance if delivered personally or by telephone, electronic transmission or other electronic or wireless means, including by a voice or text messaging system. If the address of a director is not shown on the records and is not readily ascertainable, notice shall be addressed to him or her at the city or place in which the meetings of the directors are regularly held. Notice of the time and place or means of remote communication of holding an adjourned meeting need not be given to absent directors if the time and place or means of remote communication are announced at the meeting adjourned.
9.Quorum. At all meetings of the Board of Directors the presence of a majority of the total number of directors determined by resolution pursuant to Section 1 of Article II to constitute the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Certificate of Incorporation or by these Bylaws.
10.Board Committees. The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any such additional committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee shall have such powers as are granted to it by the resolution of the Board of Directors or by subsequent resolutions passed by a majority of the Board of Directors. Unless otherwise provided for in any resolution of the Board of Directors designating a committee pursuant to this Section 10 of Article II: (i) a quorum for the transaction of business of such committee shall be fifty percent (50%) or more of the authorized number of members of such committee; and (ii) the act of a majority of the members of such committee present at any meeting of such committee at which there is a quorum shall be the act of the committee (except as otherwise specifically provided by law, the Certificate of Incorporation or by these Bylaws).
11.Action Without Meetings. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee designated by such Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.

12.Fees and Compensation of Director. Each director, in consideration of his or her serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at meetings of the Board or of any committee, or both, as the Board of Directors shall from time to time determine. The Board may likewise provide that the Corporation shall reimburse each director or member of a committee for any expenses incurred by him or her on account of his or her attendance at any such meeting. Unless otherwise determined by the Board of Directors, directors who are employees of the Corporation shall not receive any compensation for service on the Board of Directors, but shall be reimbursed for expenses of attendance at meetings. Nothing contained in this Section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
13.Emergency Bylaws. To the fullest extent permitted by law, in the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, the Board of Directors may adopt emergency bylaws.
14.Chair of the Board and Lead Independent Director. The Corporation may have, at the discretion of the Board, a Chair of the Board and/or one or more Lead Independent Directors. If there be one, the Chair of the Board of Directors shall preside at meetings of the stockholders and of the Board of Directors, and shall do and perform such other things as may from time to time be assigned to him or her by the Board of Directors. He or she shall have the power and authority to affix the signature of the Corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, contracts, certificates and other papers and instruments in writing which have been authorized or directed by the Board of Directors or which, in his or her judgment, should be executed on behalf of the Corporation. The Chair of the Board and any Lead Independent Director shall perform such duties, and exercise such powers, as from time to time shall be prescribed by these Bylaws or by the Board of Directors.
ARTICLE III OFFICERS.
1.Election; Term of Office; Appointments. The Board of Directors shall elect at least the following officers: a President, one or more Vice Presidents, a Controller, a Treasurer, and a Secretary. The Board of Directors may also elect, appoint, or provide for the appointment of such other officers and agents as may from time to time appear necessary or advisable in the conduct of the affairs of the Corporation. Such additional officers may include one or more Vice Chairs, who shall not be directors unless otherwise prescribed by the Board of Directors, and whose duties shall be to assist the Chief Executive Officer of the Corporation in establishing and implementing overall corporate policy. The Corporate Secretary or any officer elected by the Board of Directors acting in conjunction with the Corporate Secretary may appoint such assistant officers (including one or more Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Corporation. Officers of the Corporation shall hold office until their successors are elected and qualified or until their earlier death, resignation, or removal, and shall perform such duties as from time to time shall be prescribed by these Bylaws and by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices. The Board of Directors may fill any vacancy occurring in any office of the Corporation at any regular or special meeting. Two (2) or more offices may be held by the same person.
2.Removal and Resignation. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors. If the office of any officer elected or appointed by the Board of Directors becomes vacant for any reason, the vacancy may be filled only by the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time the notice is delivered or at such later time or upon the happening of an event or events as is specified in such notice, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.
3.President. The President, in the absence of the Chair of the Board or the Vice Chair or the Lead Independent Director, if any, shall preside at meetings of the Directors. He or she shall have such authority and perform such duties in the management of the Corporation as from time to time shall be prescribed by the Board of Directors and, to the extent not so prescribed, he or she shall have such authority and perform such duties in the management of the Corporation, subject to the control of the Board of Directors, as generally pertain to the office of President.
4.Vice Presidents. Vice Presidents shall perform such duties as from time to time shall be prescribed by these Bylaws, by the Chair of the Board, by the President or by the Board of Directors, and except as otherwise prescribed by the Board of Directors, they shall have such powers and duties as generally pertain to the office of Vice President.
5.Secretary. The Secretary or person appointed as secretary at all meetings of the Board of Directors and of the stockholders shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and he or she shall perform like duties for the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders, and of the Board of Directors if required. He or she shall perform such other duties as may be prescribed by these Bylaws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Secretary.
6.Treasurer. The Treasurer shall have custody of the Corporation’s funds and securities. He or she shall perform such other duties as may be prescribed by these Bylaws or as may be assigned to him or her by the Chair of the Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Treasurer.
7.Controller. The Controller shall have charge of the Corporation’s books of account, and shall be responsible for the maintenance of adequate records of all assets, liabilities, and financial transactions of the Corporation. The Controller shall prepare and render such balance sheets, profit and loss statements and other financial reports as the Board of Directors, the Chair of the Board or the President may require. He or she shall perform such other duties as may be prescribed by these Bylaws or as may be assigned to him or her by the Chair of the

Board, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties as generally pertain to the office of Controller.
ARTICLE IV STOCK.
1.Stock. The shares of the Corporation shall be represented by certificates or shall be uncertificated. Each registered holder of shares, upon request to the Corporation, shall be provided with a certificate of stock representing the number of shares owned by such holder. The certificates of stock of the Corporation shall be in the form or forms from time to time approved by the Board of Directors. Such certificates shall be numbered and registered, shall exhibit the holder’s name and the number of shares, and shall be signed in the name of the Corporation by any two (2) authorized officers of the Corporation. If any certificate is manually signed (a) by a transfer agent other than the Corporation or its employee, or (b) by a registrar other than the Corporation or its employee, any other signature on the certificate, including those of the aforesaid officers of the Corporation, may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
2.Lost Certificates. The Board of Directors or any officer of the Corporation to whom the Board of Directors has delegated authority may authorize any transfer agent of the Corporation to issue, and any registrar of the Corporation to register, at any time and from time to time unless otherwise directed, a new certificate or certificates of stock in the place of a certificate or certificates theretofore issued by the Corporation, alleged to have been lost or destroyed, upon receipt by the transfer agent of evidence of such loss or destruction, which may be the affidavit of the applicant; a bond indemnifying the Corporation and any transfer agent and registrar of the class of stock involved against claims that may be made against it or them on account of the lost or destroyed certificate or the issuance of a new certificate, of such kind and in such amount as the Board of Directors shall have authorized the transfer agent to accept generally or as the Board of Directors or an authorized officer shall approve in particular cases; and any other documents or instruments that the Board of Directors or an authorized officer may require from time to time to protect adequately the interest of the Corporation. A new certificate may be issued without requiring any bond when, in the judgment of the directors, it is proper to do so.
3.Transfers of Stock. Transfers of stock shall be made upon the books of the Corporation: (a) upon presentation of the certificates by the registered holder in person or by duly authorized attorney, or upon presentation of proper evidence of succession, assignment or authority to transfer the stock, and upon surrender of the appropriate certificate(s), or (b) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.

4.Holder of Record. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.
ARTICLE V INDEMNIFICATION.
1.Indemnification of Directors and Officers in Third-Party Proceedings. Subject
to the other provisions of this Article V, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists now or as it may be hereinafter amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (and the heirs, executors, administrators or estate of such person) who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, investigative, legislative or otherwise and whether formal or informal (as further defined in Section 19 of Article V, a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was serving, or had agreed to serve, in an Official Capacity (as defined in Section 19 of Article V) for the Corporation, or while serving in an Official Capacity for the Corporation is or was serving at the request of the Corporation in an Official Capacity for another corporation, partnership, limited liability company, joint venture, trust or other enterprise (each, an “Other Enterprise”), including service with respect to employee benefit plans maintained or sponsored by the Corporation, or is an employee of the Corporation specifically designated by the Board of Directors as an indemnified employee (hereinafter, each of the foregoing persons, a “Covered Person”), against Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if, in the Corporation’s determination pursuant to Section 7 of Article V, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.
2.Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article V, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, a Proceeding by or in the right of the Corporation against Expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if, in the Corporation’s determination pursuant to Section 7 of Article V, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
3.Successful Defense. In addition to the rights of indemnifications provided in Section 1 and Section 2 of Article V, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding described in Section 1 or Section 2 of Article V, or in defense of any claim, issue or matter therein, such person shall be indemnified against Expenses actually and reasonably incurred by such person in connection therewith.
4.Indemnification of Others. Subject to the other provisions of this Article V, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors determines.
5.Advance Payment of Expenses.
(a)Expenses actually and reasonably incurred by any Covered Person in defending any Proceeding shall be paid by the Corporation in advance of the Final Disposition (as defined below) of such Proceeding. Such advances shall be paid by the Corporation within ten (10) days after the receipt by the Corporation of a written statement or statements from the Covered Person requesting such advance or advances from time to time; provided, that the payment of such expenses incurred by a Covered Person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”) in writing by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such Covered Person is not entitled to be indemnified for such Expenses under these Bylaws or otherwise. The Covered Person’s Undertaking shall not be required to be secured and shall not bear interest.
(b)Except as otherwise provided in the DGCL or this Section 5 of Article V, the Corporation shall not impose on the Covered Person additional conditions to the advancement of Expenses or require from the Covered Person additional undertakings regarding repayment. Advancements of Expenses shall be made without regard to the Covered Person’s ability to repay the Expenses.
(c)Advancements of Expenses pursuant to this subsection shall not require approval of the Board of Directors or the stockholders of the Corporation, or of any other person or body. The Secretary shall promptly advise the Board of Directors in writing of the request for advancement of Expenses, of the amount and other details of the request and of the Undertaking provided pursuant to this Section 5 of Article V.
(d)Advancements of Expenses to a Covered Person shall include any and all actual and reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed.

(e)The right to advancement of Expenses shall not apply to (i) any action, suit or proceeding against a Covered Person brought by the Corporation and approved by a majority of the authorized members of the Board of Directors which alleges willful misappropriation of corporate assets by such agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such agent’s duty to the Corporation or its stockholders, or (ii) any claim for which indemnification is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 6(b) or Section 6(c) of Article V prior to a determination that the person is not entitled to be indemnified by the Corporation.
6.Limitations on Indemnification. Except as otherwise required by the DGCL or applicable law, the Corporation shall not be obligated to indemnify any person pursuant to this Article V in connection with any Proceeding (or any part of any Proceeding):
(a)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)where it has been determined by Final Disposition that the person is liable to the Corporation with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the person received an improper personal benefit, unless the court of law or another court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper;
(c)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(d)for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state, or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(e)for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the rules of any national securities exchange upon which the Corporation’s securities are listed, or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(f)initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise made under Section 5 of Article V or
(iv) otherwise required by applicable law; or
(g)if prohibited by applicable law.
7.Indemnification Claims; Determination.
(a)To obtain indemnification under this Article V, a Covered Person shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Covered Person and is reasonably necessary to determine whether and to what extent the Covered Person is entitled to indemnification. Upon written request by a Covered Person for indemnification, a determination (the “Determination”) if such determination is required by applicable law, with respect to the Covered Person’s entitlement thereto shall be made as follows, unless otherwise ordered by a court of competent jurisdiction: (i) by the Board of Directors by majority vote of a quorum consisting of Disinterested Directors (as defined in Section 19 of Article V); (ii) if such a quorum of Disinterested Directors cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (all directors, whether or not Disinterested Directors, may participate in such designation) consisting solely of two or more Disinterested Directors; (iii) if such a committee cannot be designated, by any Independent Counsel (as defined in Section 19 of Article V) selected by the Board of Directors, as prescribed in clause (i) above, or by a committee of the Board of Directors, as prescribed in clause (ii) above, in a written opinion to the Board of Directors, a copy of which shall be delivered to the Covered Person, or if a quorum of the Board of Directors cannot be obtained for purposes of clause (i) above and a committee cannot be designated under clause (ii) above, as selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or (iv) if such Independent Legal Counsel determination cannot be obtained, by majority vote of a quorum of stockholders consisting of stockholders who are not parties to such Proceeding, or if no such quorum is obtainable, by a majority vote of stockholders who are not parties to the Proceeding. If it is so determined that the Covered Person is entitled to indemnification, payment to the Covered Person shall be made within thirty (30) days after such determination.
(b)If a claim for indemnification under this Article V is not paid in full by the Corporation within thirty (30) days after a determination has been made pursuant to Section 7(a) of Article V that the Covered Person is entitled to indemnification, or (ii) if a request for advancement of Expenses under this Article V is not paid in full by the Corporation within ten
(10) days after a statement pursuant to Section 5 of Article V and the required Undertaking, if any, have been received by the Corporation, the Covered Person may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction to recover the unpaid amount of the claim for indemnification or request for advancement of Expenses and, if successful in whole or in part, the Covered Person shall be entitled to be paid also any and all Expenses incurred in connection with prosecuting such claim. In any such suit, the Corporation shall, to the fullest extent not prohibited by applicable law, have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of Expenses. It shall be a defense to any such action that, under the DGCL or other applicable law, the Covered Person has not met the standard of conduct which makes it permissible for the Corporation to indemnify the Covered

Person for the amount claimed or that the Covered Person is not entitled to the requested advancement of Expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth under the DGCL or other applicable law, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the Covered Person has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Covered Person has not met the applicable standard of conduct.
(c)The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(d)If a Determination shall have been made pursuant to Section 7(a) of Article V that the Covered Person is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 7(b) of Article V.
(e)The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 7(b) of Article V that the procedures and presumptions of these Bylaws are not valid, binding, and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of these Bylaws.
8.Procedures for the Determination of Whether Standards Have Been Satisfied.
(a)Costs. All costs incurred by the Corporation in making the Determination shall be borne solely by the Corporation, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Corporation shall also be solely responsible for paying all costs incurred by it in defending any suits or Proceedings challenging payments by the Corporation to a Covered Person under these Bylaws.
(b)Timing of the Determination. The Corporation shall use its best efforts to make the Determination contemplated by Section 7 of Article V as promptly as is reasonably practicable under the circumstances.
9.Non-exclusivity of Rights. The rights of indemnification and advancement of Expenses provided in this Article V shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, insurance policy, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of Expenses created by this Article V, to the fullest extent not prohibited by the DGCL or other applicable law.
10.Continuation of Rights. The rights of indemnification and advancement of Expenses provided in this Article V shall continue as to any person who has ceased to be a director, officer, partner, member, trustee, agent, or employee and shall inure to the benefit of his or her heirs, executors, administrators, and estates.
11.Contract Rights. Without the necessity of entering into an express contract, the obligations of the Corporation to indemnify a director, officer, partner, member, trustee, agent or employee under this Article V, including the duty to advance Expenses, shall be considered a contract right between the Corporation and such individual and shall be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Such contract right shall be deemed to vest at the commencement of such individual’s service to or at the request of the Corporation, and no amendment, modification or repeal of this Article V shall affect, to the detriment of such indemnified person and such indemnified person’s heirs, executors, administrators and estate, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.
12.Subrogation. In the event of payment of indemnification to a Covered Person, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.
13.No Duplication of Payments. The Corporation shall not be liable under this Article V to make any payment in connection with any claim made against a person described in Section 1 or Section 2 of Article V to the extent such person has otherwise received payment (under any insurance policy, bylaw, agreement or otherwise) of the amounts otherwise payable as indemnity hereunder.
14.Insurance and Funding.
(a)The Board of Directors may authorize that the Corporation purchase and maintain, at the Corporation’s expense, insurance to protect the Corporation and any person against any liability or Expenses asserted against or incurred by such person in connection with any Proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or Expenses by law, under this Article V or otherwise. The Corporation may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect the indemnification provided herein.
(b)Any full or partial payment by an insurance company under any insurance policy covering any director, officer, employee, agent or other person indemnified pursuant to this Article V made to or on behalf of such person shall relieve the Corporation of its liability for indemnification provided for under this Article V or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the Corporation with respect to such payment.
(c)Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 14 of Article V may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 14 of Article V and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his or her action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.
15.No Imputation. The knowledge and/or actions, or failure to act, of any other officer, director, employee or agent of the Corporation or an Other Enterprise shall not be imputed to an indemnified person for purposes of determining the right to indemnification under this Article V.
16.Reliance. Persons who, after the date of the adoption of this Article V or any amendment thereto, serve or continue to serve the Corporation in an Official Capacity or who, while serving in an Official Capacity, serve or continue to serve in an Official Capacity for an Other Enterprise, shall be conclusively presumed to have relied on the rights to indemnification and advancement of Expenses contained in this Article V.
17.Severability. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer and any other person indemnified pursuant to this Article V as to all Expenses with respect to any Proceeding to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.
18.Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article V shall be in writing and either delivered in person or sent by U.S. mail, overnight courier or by e-mail or other electronic transmission, to the Secretary and shall be effective only upon receipt by the Secretary.
19.Certain Definitions.
(a)The term “Corporation” shall include, in addition to H2O America and, in the event of a consolidation or merger involving the Corporation, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(b)The term “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the Covered Person.
(c)The term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect losses, liabilities, expenses, including fees and expenses of attorneys, fees and expenses of accountants, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement and all other disbursements or expenses of the types customarily incurred in connection with: (i) the investigation, prosecution, defense, appeal or settlement of a Proceeding;
(ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding; (iii) any compulsory interviews or depositions related to a Proceeding; (iv) any non-compulsory interviews or depositions related to a Proceeding, subject to the person receiving advance written approval by the Corporation to participate in such interviews or depositions; and (v) responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses shall also include any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Article V.
(d)The term “Independent Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the Covered Person in an action to determine the Covered Person’s rights under this Article V.
(e)The term “Official Capacity” shall mean service as a director or officer of the Corporation or service, at the request of the Corporation while serving in an Official Capacity for the Corporation, as a director, officer, partner, member, manager, trustee, employee, agent, or other representative of an Other Enterprise.
(f)The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, mediation, arbitration, and appeal of, and the giving of testimony in, any Proceeding.
(g)The term “serving at the request of the Corporation” includes any service as a director, officer, employee, or agent of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries.

(h)The term “not opposed to the best interest of the Corporation,” when used in the context of a Covered Person’s service with respect to employee benefit plans maintained or sponsored by the Corporation, describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.
ARTICLE VI MISCELLANEOUS.
1.Delaware Office. The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, County of Kent. The name of its registered agent at such address is Cogency Global, Inc.
2.Other Offices. The Corporation may also have an office in the State of California, and such other offices at such places as the Board of Directors from time to time may appoint or the business of the Corporation may require.
3.Seal. The corporate seal, if any, shall be in the form adopted by the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be affixed by any officer of the Corporation to any instrument executed by authority of the Corporation, and the seal when so affixed may be attested by the signature of any officer of the Corporation.
4.Instruments in Writing. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of or on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
5.Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws, a written waiver signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
6.Amendments. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation by the affirmative action of a majority of its members. The Bylaws may be adopted, amended, or repealed by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such proposed adoption, amendment or repeal be contained in the notice of such meeting.
7.Checks. All checks, drafts, notes, and other orders for the payment of money shall be signed by such officer or officers or agents as from time to time may be designated by the Board of Directors or by such officers of the Corporation as may be designated by the Board of Directors to make such designation.
8.Fiscal Year. The fiscal year of the Corporation shall end on December 31st unless otherwise determined by resolution of the Board of Directors.
9.Electronic Signatures. Unless otherwise required by law, whenever the Certificate of Incorporation or these Bylaws require or permit a signature, such signature may be a manual, facsimile, conformed or electronic signature.

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